EXHIBIT 99.1

Press Release	FOR IMMEDIATE RELEASE
Contact: Donna M. Coughey, CEO
Joseph T. Crowley, CFO
Telephone: 610-995-1700

WILLOW GROVE BANCORP, INC. ANNOUNCES

FOURTH QUARTER EARNINGS

Wayne, Pennsylvania — (August 14, 2006) Willow Grove Bancorp, Inc. (the “Company”) (Nasdaq/Global Select Market: WGBC), the holding company for Willow Grove Bank (the “Bank”), reported net income of $3.8 million for the quarter ended June 30, 2006, a 125% increase over net income of $1.7 million for the comparable quarter of 2005.  Earnings per diluted share were $0.26 for the fourth quarter ended June 30, 2006, a 44% increase over $0.18 per diluted share in the comparable quarter of 2005. The Company’s operating results continued to benefit from the acquisition of Chester Valley Bancorp, which was consummated effective after the close of business on August 31, 2005. The fourth quarter 2006 earnings per diluted share reflect the issuance of 4,977,256 shares of the Company’s common stock in connection with the acquisition of Chester Valley Bancorp.

The Company’s consolidated total assets were $1.6 billion at June 30, 2006, an increase of $618.5 million compared to the consolidated total assets at June 30, 2005. Compared to March 31, 2006, consolidated total assets declined by $25.9 million or 2%.  Approximately 61% of this decline resulted from a reduction of approximately $15.7 million in the investment securities portfolio.

Donna M. Coughey, President and CEO of the Company said: “I am extremely pleased that we achieved record earnings for the year. Although consolidated total assets declined by 2% on a linked quarter basis, the targeted growth segments, commercial loans and consumer loans, grew at 32% and 10%, respectively, throughout the course of the year. This was offset by a 17% reduction in the construction loan portfolio as projects sold out ahead of original projections and new building is at a slower pace. Additionally, the commercial real estate portfolio experienced a 2% decline during the year due to the repayment of several classified loans, including $5.4 million in the current quarter. The net result of the cash generated from the reduction in consolidated total assets was utilized to repay higher priced borrowings from the Federal Home Loan Bank.

Filling key positions was a major focus for the quarter. The Montgomery County commercial lending team is in place and a new Small Business Administration Lending Unit has been hired. The manager of Retail Banking position is filled as well as six new Business Development Officers to sell commercial deposits and small business loans. All branch personnel have completed the first phase of sales training and all line personnel have sales goals that focus on loans, core deposits and fee income. We continue to focus the sales force on cross selling to existing customers. To date, the efforts have been successful in generating approximately $14 million in new money market balances, and investment services income reached $899 thousand for this quarter as compared to $705 thousand for the March 31, 2006 quarter.”

Chief Financial Officer, Joe Crowley highlighted the following with respect to the Company’s results at and for the quarter ended June 30, 2006:

•                  Total assets declined approximately $25.9 million as compared to March 31, 2006 with 61% of the decline occurring within the investment portfolio;

•                  Loans receivable, net decreased by $14.8 million as compared to March 31, 2006 as construction loans declined $9.0 million and $5.4 million in classified loans were repaid;

•                  Total deposits increased by approximately $10.6 million as compared to March 31, 2006. Demand deposit and NOW accounts grew by $4.4 million or a 6% annualized rate. Money market accounts grew an additional $29.2 million while savings and certificates of deposits declined in the aggregate by $23.0 million. The Company will continue to focus its efforts on core deposit growth;

•                  The Company refinanced certain of its Federal Home Loan Bank borrowings with $20.0 million in repurchase agreements at an approximate 50 basis point reduction in cost;

•                  Additional higher costing Federal Home Loan Bank borrowings were repaid with proceeds from the increased deposits and the reduced level of assets;

•                  Net income for the quarter was $3.8 million or $0.26 per diluted share.  For the year, net income was $12.6 million or $0.92 per diluted share, a record for the Company;

•                  The Company’s net interest margin computed on a fully tax equivalent basis contracted slightly to 3.72% for the quarter ended June 30, 2006 as compared to 3.74% for the quarter ended March 31, 2006. The contraction resulted primarily from competitive pricing pressures on deposits; as well as a reduction in the higher yielding construction and commercial loan portfolios;

•                  Other income increased by approximately $802 thousand on a linked quarter basis, due to an increase in loan fees and service charges of $621 thousand as fee waivers were significantly reduced and the bank received a prepayment penalty on a commercial loan repayment;

•                  Operating expenses totaled $10.3 million for the quarter, an increase of approximately $787 thousand as compared to the March 31, 2006 quarter. $200 thousand of the increase occurred in occupancy and equipment as the current quarter reflects the full impact of the sale/leaseback of certain branch locations as well as the move to the new headquarters building. Additionally, advertising costs increased $200 thousand as marketing was increased to existing customers in cross-sell promotions and $352 thousand was incurred in consulting costs associated with Sarbanes-Oxley 404 compliance as well as assistance in the Company’s strategic planning process.

The Company will host a conference call on Tuesday, August 15, 2006 at 10:00 a.m. Eastern Time to discuss fourth quarter fiscal 2006 results, followed by a brief question and answer session. All interested parties are invited to listen to the conference call, which will be broadcast through a webcast on the Company’s website.  To access the call, please visit the Company’s website at www.willowgrovebank.com.

An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through Friday, September 1, 2006.

Participants may also participate by calling 973-321-1023 at 9:55 a.m. Eastern Time on August 15, 2006, and referencing ID #7717982.  A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Tuesday, August 29, 2006.  The number to call for the taped replay is 973-341-3080 and the conference PIN is #7717982.

About Willow Grove Bank:

Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered savings bank. Willow Grove Bank was founded in 1909 and operates 28 branch locations in Bustleton, Dresher, Hatboro, Holland, Huntingdon Valley, Maple Glen, North Wales, Rhawnhurst, Roslyn Valley, Somerton, Southampton, Warminster (two), Willow Grove, Downingtown, Exton, Frazer, Thorndale, Westtown, Airport Village, Brandywine Square, Devon, Kennett Square, Eagle, Coatesville, Avondale, Wayne and West Chester, Pennsylvania.

Additional information is available at: www.willowgrovebank.com.

Forward Looking Statements

The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to Willow Grove Bancorp, Inc. management’s intentions, plans, beliefs, expectations or opinions. Forward-looking statements may be identified by the use of words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “could”, “may”, “likely”, “probably” or “possibly”. These statements include, but are not limited to, statements regarding plans, objectives and expectations with respect to future operations and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Willow Grove Bancorp and its management, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Actual results may differ materially from the anticipated results expressed in the forward-looking statements. Factors that may affect the Company’s future operations are discussed in the documents filed by Willow Grove Bancorp with the Securities and Exchange Commission (“SEC”) from time to time, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005. Additional factors that may cause the results referenced in forward-looking statements to differ from actual results include general economic conditions and the interest rate yield curve, changes in deposit flows, changes in credit quality and legislative and regulatory changes, among other things. Copies of these documents may be obtained from Willow Grove Bancorp upon request without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov. Willow Grove Bancorp undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands, Unaudited)

	June 30,	June 30,
	2006	2005
Assets
Cash in banks	$32,930	$6,189
Interest-bearing deposits	4,289	14,420
Total cash and cash equivalents	37,219	20,609
Investment securities — trading	902	53
Federal Home Loan Bank Stock	16,856	14,256
Investment securities available for sale	196,925	148,517
Investment securities held to maturity	105,561	164,451
Loans held for sale	1,791	1,795
Loans receivable	1,082,633	590,923
Deferred fees and other discounts	(1,170)	(623)
Allowance for loan losses	(14,447)	(6,113)
Loans receivable, net	1,067,016	584,187
Accrued interest receivable	6,647	4,094
Property and equipment, net	10,919	5,659
Bank owned life insurance	11,483	5,447
Real estate owned	51	439
Core deposit intangible, net	12,975	33
Goodwill	93,193	848
Other assets	16,215	8,867
Total Assets	$1,577,753	$959,255

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$985,238	$602,678
Securities sold under agreements to repurchase	53,152	-
Advance payments by borrowers for taxes and insurance	4,776	2,850
Federal Home Loan Bank advances	282,717	237,400
Trust preferred securities	36,149	-
Accrued interest payable	2,205	1,064
Other liabilities	8,991	8,220
Total Liabilities	1,373,228	852,212

Total Stockholders’ Equity	204,525	107,043
Total Liabilities and Stockholders’ Equity	$1,577,753	$959,255

WILLOW GROVE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except for Per Share Amounts, Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
INTEREST INCOME:
Loans	$18,271	$9,183	$65,472	$34,536
Investments securities and interest-bearing deposits	4,290	3,738	16,058	15,143
Total interest income	22,561	12,921	81,530	49,679
INTEREST EXPENSE:
Deposits	5,133	2,725	17,648	9,931
Securities sold under agreements to repurchase	530	—	1,056	—
Borrowings	3,663	2,396	13,534	8,818
Total interest expense	9,326	5,121	32,238	18,749
NET INTEREST INCOME	13,235	7,800	49,292	30,930
Provision for loan losses	195	197	915	1,232
Net interest income after provision for loan losses	13,040	7,603	48,377	29,698
OTHER INCOME:
Investment services income, net	899	—	2,634	—
Service charges and fees	1,747	674	5,000	2,418
Gain (loss) on sale of:
Loans	39	116	374	597
Available for sale securities	38	61	(919)	73
Other	157	48	558	389
Total other income	2,880	899	7,647	3,477
OPERATING EXPENSES:
Salaries and employee benefits	5,097	3,189	20,106	13,062
Occupancy & equipment	1,977	680	6,011	2,646
Data processing	239	242	1,220	960
Advertising	472	316	1,504	978
Deposit insurance premiums	32	22	124	85
Amortization of intangible assets	576	15	1,928	57
Professional fees	599	783	2,587	1,441
Other	1,298	801	3,922	4,168
Total operating expenses	10,290	6,048	37,402	23,397
Income before income taxes	5,630	2,454	18,622	9,778
Income tax expense	1,793	745	6,058	3,052
NET INCOME	$3,837	$1,709	$12,564	$6,726
EARNINGS PER SHARE
Basic	$0.27	$0.19	$0.94	$0.74
Diluted	$0.26	$0.18	$0.92	$0.71
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	14,219,096	8,994,737	13,271,077	8,945,778
Diluted	14,584,247	9,494,444	13,611,051	9,379,991

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”).  The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance.  These non-GAAP measures consist of adjusting the yield on tax-exempt loans and securities to a tax-equivalent basis.  Management believes that presentation of financial measures on a tax-equivalent basis provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core business.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.

	Average Balance Sheet For The Three Months Ended
(Dollars in thousands, unaudited)	June 30, 2006			June 30, 2005
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Total loans	$1,090,185	$18,384	6.67%	$590,594	$9,183	6.24%
Investment securities	334,676	4,334	5.12	369,929	3,828	4.12
Total interest-earning assets	1,424,861	22,718	6.31	960,523	13,011	5.43

Total deposits	970,694	5,133	2.12	526,982	2,725	2.07
Total borrowings	396,572	4,193	4.24	261,200	2,396	3.68
Total interest-bearingliabilities	1,367,266	9,326	2.74	788,182	5,121	2.61
Net interest income/net interest spread		$13,392	3.57%		$7,890	2.82%
Net interest margin			3.72%			3.30%
Ratio of average interest-earning assets to average interest-bearing liabilities			104%			122%
Tax equivalent adjustments		$157			$90

	Average Balance Sheet For The Twelve Months Ended
(Dollars in thousands, unaudited)	June 30, 2006			June 30, 2005
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Total loans	$996,513	$65,759	6.60%	$567,677	$34,536	6.08%
Other interest-earning assets	347,410	16,561	4.77	380,631	15,530	4.08
Total interest-earning assets	1,343,923	82,320	6.13	948,308	50,066	5.28

Total deposits	926,092	17,648	1.91	529,476	9,931	1.88
Total borrowings	356,665	14,590	4.09	252,528	8,818	3.46
Total interest-bearing liabilities	1,282,757	32,238	2.51	782,004	18,749	2.39
Net interest income/ net interest spread		$50,082	3.62%		$31,317	2.88%
Net interest margin			3.73%			3.30%
Ratio of average interest-earning assets to average interest-bearing liabilities			105%			121%
Tax equivalent adjustments		$790			$387

OTHER SELECTED DATA (unaudited):

	Three-months Ended				Twelve-months Ended
	June 30,				June 30,
	2006		2005		2006		2005
Average interest rate spread	3.57%		2.82%		3.62%		2.88%
Net yield on average interest-earning assets	3.72%		3.30%		3.73%		3.30%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.04	x	1.22	x	1.05	x	1.21	x
Non-performing assets to total assets	1.21%		0.70%		1.21%		0.46%
Return on average equity	7.64%		6.33%		7.75%		6.28%
Number of full-service offices at end of period	28		14		28		14